Exhibit 99.1
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Press Release

Rheometric Scientific Reviewing Equity Investment

Special Board Committee Evaluating Investment Proposal From Andlinger Capital

PISCATAWAY, N.J.--July 19, 2002--Rheometric Scientific (AMEX: RHM), a leading provider of computer-controlled materials test systems used to make physical property measurements, today announced that a special committee of its board of directors is evaluating an investment proposal from Andlinger Capital XXVI LLC which, if approved and executed, would meet the requirements of the Company's senior credit agreement with PNC Bank.

As previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company is subject to a requirement under its senior credit agreement to obtain a cash infusion of at least $1,000,000 in the form of equity within 120 days after March 29, 2002. Representatives of the Company have had discussions with a number of potential investors, including Andlinger Capital XXVI LLC, the Company's controlling stockholder. Andlinger Capital XXVI LLC has made a proposal with respect to a potential cash infusion of up to $2,000,000 that, if consummated, would satisfy the requirement under the Company's senior credit agreement. The Company has formed a special committee of the board of directors to evaluate the proposal made by Andlinger Capital XXVI LLC. However, there can be no assurance that an acceptable transaction will be completed with Andlinger Capital XXVI LLC or with any other party. Terms of the proposal were not disclosed.

Paul S. Mangano, President and Chief Operating Officer stated: "Exploring alternative avenues to raise additional equity capital on the most cost-effective terms in this financial environment has been challenging. We remain confident, however, that we will be able to meet the requirements of our lenders under the credit agreement. The planned cash infusion, if completed, will be a very positive step towards improving our balance sheet. A portion of these funds would be used to fund new product development activities, which is a major element of our future growth strategy."

About Rheometric Scientific

Rheometric Scientific, founded in 1970, designs, manufactures and markets analytical instrumentation and provides laboratory services for material and bimolecular characterization. The Company's products and services are sold to numerous markets such as the petrochemical industry, academic and government research laboratories, and the food, pharmaceutical, biotechnology, and semiconductor industries worldwide. The Company is headquartered in Piscataway, New Jersey and has operations in the United Kingdom, Germany, France, Italy and Japan. Rheometric Scientific offers solutions to the proteomics and life sciences markets through the recent acquisitions of Protein Solutions and Aviv Instruments. More information about Rheometric Scientific, Protein Solutions and Aviv Instruments can be found on the World Wide Web at www.rheosci.com, www.protein-solutions.com, or by calling 800-735-8550.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.

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Contact:

     Rheometric Scientific
     Joseph Musanti, 732/560-8550
     musanti@rheosci.com
     or
     SG&W
     Monique Klares, 973/263-5293
     mklares@sgw.com